Exhibit 99.1

Horizon Lines, Inc.

2550 West Tyvola Road

Suite 530, Coliseum 3

Charlotte, NC 28217-4551

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on February 25, 2015

This supplement amends and supplements the definitive proxy statement, which we refer to as the Proxy Statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 28, 2015 by Horizon Lines, Inc., which we refer to as we, the Company, for a special meeting of stockholders of of Horizon Lines, Inc., a Delaware corporation (“Horizon Lines,” “Horizon” or the “Company”), to be held on February 25, 2015, at 10:00 a.m., local time, at 601 Lexington Avenue, 50th Floor, New York, New York 10022.

The purpose of the special meeting is to consider and vote upon the Agreement and Plan of Merger, dated as of November 11, 2014 (as it may be amended, the “merger agreement”), by and among the Company, Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), and Hogan Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent, and (ii) cast an advisory (non-binding) vote with respect to certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger (referred to as “merger-related executive compensation”). Defined terms used and not otherwise defined herein have the same meanings set forth in the Proxy Statement.

The information contained herein speaks only as of February 17, 2015 unless the information specifically indicates that another date applies.

The Company’s Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement is advisable and in the best interests of the Company’s stockholders, and recommends that you vote “FOR” the adoption of the merger agreement.

The Company’s Board of Directors also recommends that you vote “FOR” the advisory (non-binding) approval of merger-related executive compensation. Adoption of the merger agreement and approval of merger-related executive compensation are subject to separate votes by the Company’s stockholders, and approval of merger-related executive compensation is not a condition to completion of the merger. In considering the recommendation of the Company’s Board of Directors, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally.

If you have not already submitted a proxy for use at the special meeting you are urged to do so promptly. No action in connection with this supplement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

Litigation Related to the Merger

As previously disclosed in the Company’s Proxy Statement, three putative class actions were filed in connection with the Merger in the Delaware Court of Chancery (the “Court”): (a) Joshua Loken v. Horizon Lines, Inc., et al., C.A. No. 10399-VCL (filed on or around November 25, 2014) (the “Loken Action”); (b) J. Cola, Inc. v. Horizon Lines, Inc., C.A. No. 10412-VCL (filed on or around December 1, 2014) (the “Cola Action”); and (c) Finn Kristiansen v. Jeffrey A. Brodsky, et al., C.A. No. 10418-VCL (filed on or around December 2, 2014) (the

“Kristiansen Action”). On or around January 29, 2015, a fourth putative class action was filed: Frederick Schwartz v. Jeffrey A. Brodsky, et al., C.A. No. 10594-VCL (the “Schwartz Action”) (collectively, the “Actions”). On February 5, 2015, the Court consolidated the Loken, Cola, Kristiansen, and Schwartz Actions. On February 13, 2015, the defendants and the plaintiffs in all Actions reached an agreement in principle, subject to the court’s approval (the “Memorandum of Understanding”), providing for the settlement and dismissal, with prejudice, of the Actions. Pursuant to such Memorandum of Understanding, the Company agreed to amend the Merger Agreement in order to reduce the Termination Fee described from $17,149,600 to $9,500,000 and make certain supplemental disclosures to the Company’s stockholders through a supplement to the Company’s Definitive Proxy Statement (the “supplement”). On February 13, 2015, the Company, Matson and Merger Sub entered into Amendment No. 1 to Agreement and Plan of Merger (“Amendment No. 1”), a copy of which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 17, 2015. Pursuant to Amendment No. 1, the parties have agreed that the amounts of the termination fee payable by the Company to Matson under certain certain circumstances pursuant to Section 7.3(a) of the Merger Agreement from $17,149,600 to $9,500,000.

If the Memorandum of Understanding is finally approved by the Court, it is anticipated that it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith (excluding any claims for appraisal pursuant to Section 262 of the Delaware General Corporation Law).

The Memorandum of Understanding will provide for the conditional certification of a class for purposes of settlement only. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court will approve the Memorandum of Understanding even if the parties were to enter into such stipulation. The details of the settlement will be set forth in a notice to be published prior to a hearing before the Court to consider the settlement.

The Company and its Board of Directors believe that the claims in the Actions are entirely without merit and, in the event the settlement does not resolve them, intend to contest them vigorously.

The settlement of the Actions will not affect the merger consideration to be paid to stockholders of the Company in connection with the Merger or the timing of the special meeting of stockholders of the Company scheduled for February 25, 2015 at 10:00 a.m., local time, at 601 Lexington Avenue, 50th Floor, New York, New York 10022, to consider and to vote upon a proposal to adopt the Merger Agreement, among other things.

SUPPLEMENT TO PROXY STATEMENT

The Company is making the following supplemental disclosures to the Proxy Statement. These disclosures should be read in connection with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement. Page numbers referenced herein correspond to page numbers in the Proxy Statement mailed to stockholders of the Company. Without admitting in any way that the disclosures below are material or otherwise required by law, the Company makes the following supplemental disclosures:

Amending and restating in its entirety the first full paragraph on page 11 of the Proxy Statement as follows:

However, the Company is obligated to pay Parent a termination fee of $9,500,000 and reimburse Parent for all of its out-of-pocket expenses incurred in connection with the merger under the following circumstances:

Amending and restating in its entirety the first sentence of the third paragraph of the answer to the the “ What happens if the merger is not completed” on page 19 of the Proxy Statement as follows:

If the merger agreement is terminated under specified circumstances, the Company would be required to pay Parent a termination fee of $9,500,000 and reimburse Parent for all of its out-of-pocket expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Amending and restating in its entirety the third full paragraph on page 37 of the Proxy Statement as follows:

In light of the receipt of the unsolicited indications of interest from Matson and Pasha, the Board of Directors of the Company determined it would be advisable to engage a financial advisor to assist the Board in analyzing potential strategic initiatives. The Board had engaged in preliminary discussions with several financial advisors, including Goldman Sachs, Jefferies, Wells Fargo and Stifel Nicolaus, considering each firm’s qualifications, reputation, experience and also possible conflicts of interest. After interviewing several potential candidates, in April 2013, the Board decided to engage Goldman Sachs & Co. (“Goldman Sachs”) because of their extensive experience with the Company and the firm’s qualifications, reputation and experience in mergers and acquisitions generally.

Amending and restating in its entirety the first sentence of the first full paragraph on page 36 of the Proxy Statement as follows:

If the merger agreement is terminated under specified circumstances, the Company would be required to pay Parent a termination fee of $9,500,000 and reimburse Parent for all of its out-of-pocket expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Adding the following disclosure after the fourth sentence of the third full paragraph on page 38 of the Proxy Statement as follows:

Specifically, Horizon discussed a sale of 75% of its offshore terminals for $112.5 million.

Amending and restating in its entirety the fourth full paragraph on page 38 of the Proxy Statement as follows:

During this period, the Board also decided to engage the law firm Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) as special counsel to the Company to analyze certain aspects of the Company’s liabilities and contingent obligations including separation issues, union issues and tax matters.

Amending and restating in its entirety the first full paragraph on page 39 of the Proxy Statement as follows:

On October 24, 2013, prior to a scheduled regular meeting of the Board of Directors of the Company in New York City, the Company’s senior management and certain members of the Board of Directors of the Company met with representatives of the Stakeholders; representatives of Goldman Sachs, K&E and Paul Weiss also participated in the meeting. Prior to the meeting, each of the Stakeholders entered into a new confidentiality agreement with the Company with a term of approximately 10 months. At the meeting, the Company’s senior management updated the Stakeholders on various growth initiatives, focusing on the potential fleet repowering project and the potential joint venture relating to the Company’s terminals assets. As of October 2013, it was estimated that the fleet repowering project would cost approximately $50 million per vessel. In addition to business updates, committee reports and other items on the agenda for the Board meeting, the Board also discussed the views expressed by the Stakeholders on the Company’s growth initiatives, the pending debt maturities in 2016, and the difficulty of accessing capital markets for additional liquidity.

Adding the following disclosure at the end of the first full paragraph on page 40 of the Proxy Statement as follows:

The Ad-Hoc Committee would meet following any meaningful development in the sales process.

Adding the following disclosure prior to the first full sentence on page 42 of the Proxy Statement as follows:

As of the weeks following September 19, 2014, Party C indicated an interest in purchasing the San Juan terminal assets on the following terms: Party C would assume the San Juan terminal lease, purchase certain terminal assets for one dollar, and indemnify the Company and its subsidiaries against pension withdrawal liabilities resulting from the termination of the collective bargaining agreement with the San Juan local ILA, which indemnity would be subject to a cap of $46 million.

Amending and restating in their entirety the last three sentence of the first paragraph on page 44 of the Proxy Statement as follows:

At a Board meeting held on July 17, 2014, management of the Company and the Outside Advisor presented a preliminary working draft of the financial projections for an Alaska-only operating model, which assumed, among other things, a hypothetical sale of the Hawaii business for $141.5 million and a hypothetical sale or shutdown of the Puerto Rico business. The $141.5 million valuation was based on the indication of interest the Company had received from Pasha. Following extensive discussions, the Board of Directors of the Company was generally of the view that the Alaska-only operating model was a well-reasoned plan and represented the best option for the Company on a standalone basis.

Amending and restating the section entitled “Illustrative Discounted Cash Flow Analysis” on page 56 of the Proxy Statement as follows:

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis for the Company using the Forecasts to determine a range of illustrative per share equity values for the Company. For purposes of this analysis, Goldman Sachs assumed, based on and in accordance with the Forecasts, that, in absence of the transactions contemplated by the merger agreement, the Company would undergo an out-of-court recapitalization at the end of 2015 (the “Forecast Recapitalization”), pursuant to which a portion of the Company’s debt (equal to approximately $206.4 million per the Forecasts) would be canceled in exchange for newly issued shares of Horizon common stock that would result in the dilution of the existing shares of Horizon common stock (including shares of Horizon common stock underlying the Company’s outstanding warrants) to within a range of 0% to 30% of the fully diluted shares of Horizon common stock at year-end 2015. Goldman Sachs calculated (i) a range of illustrative equity values, as of year-end 2015 (each, a “2015 Equity Value”), by using discount rates ranging from 9.5% to 11.5%, reflecting estimates of the Company’s weighted average cost of capital after the Forecast Recapitalization (the “Post-Recap WACC”), and (ii) a range of illustrative per share equity values, as of November 2014 (each, a “2014 Per Share Equity Value”), by using discount rates ranging from 21% to 25%, reflecting estimates of the Company’s costs of equity prior to the Forecast Recapitalization (“Pre-Recap COE”). Goldman Sachs used a range of Post-Recap WACCs from 9.5% to 11.5% derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure, the cost of long-term debt, after-tax yield on permanent excess cash, if any, forecast tax rate, historical beta for the company, as well as certain financial metrics for the Jones Act companies and the United States financial markets generally. Goldman Sachs used a range of Pre-Recap COEs from 21% to 25% derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure and beta for the company, as well as certain financial metrics for the Jones Act companies and the United States financial markets generally. Using the range of Post-Recap WACCs, Goldman Sachs calculated an illustrative range of implied enterprise values for the Company by discounting to year-end 2015 (i) estimates of the Company’s unlevered free cash flow as reflected in the Forecasts and (ii) illustrative terminal values based on perpetuity growth rates ranging from 1.5% to 2.5% (which implies a terminal EBITDA exit multiple range of 5.7x to 8.2x, assuming a range of Post-Recap WACCs of 9.5% to 11.5%) for the terminal year estimate of the Company’s unlevered free cash flow based on the Forecasts, and adding, based on the Forecasts, the value of net operating losses (equal to approximately $32.2 million), and subtracting, based on the Forecasts, the value of the remaining multiemployer pension plan withdrawal payments made from 2021 through 2028 relating to the shutdown of the Puerto Rico business line (equal to approximately $12.8 million). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term growth of gross domestic product and inflation. Goldman Sachs then adjusted the range of illustrative enterprise values by subtracting the amount by which the Company’s indebtedness exceeded its cash as of year-end 2015, based on the Forecasts, to derive a range of 2015 Equity Values. Goldman Sachs then derived a range of illustrative per share equity values, as of year-end 2015 (each, a “2015 Per Share Equity Value”), by dividing each 2015 Equity Value by the fully diluted number of shares of Horizon common stock assuming conversion of all outstanding warrants (based on information provided by the Company’s management), assuming that the Forecast Recapitalization resulted in the dilution of the existing shares of Horizon common stock to 0% to 30% of fully diluted shares of Horizon common stock at year-end 2015. The range of Pre-Recap COEs was applied to each 2015 Per Share Equity Value to determine a range of 2014 Per Share Equity Values. This analysis resulted in a range of 2014 Per Share Equity Values of (i) $0.00 to $0.67 when the range of Post-Recap WACCs was used, assuming a constant Pre-Recap COE of 23%, and (ii) $0.00 to $0.55 when the range of the Pre-Recap COEs was used, assuming a constant Post-Recap WACC of 10.5%.

Amending and restating the section entitled “Select Historical Premia Analysis” on page 58 of the Proxy Statement as follows:

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions involving Jones Act companies in the maritime industry since 2002, representing transactions where multiples could have been calculated based on publicly available information.

For each of the selected transactions, Goldman Sachs calculated and compared, based on publicly available information, each target’s transaction enterprise value as a multiple of its latest twelve months EBITDA (each, a “EV/LTM EBITDA Multiple”) based on public filings and press releases.

The following table presents the results of this analysis:

Date of Announcement	Acquiror	Target	EV/LTM EBITDA Multiple
December 23, 2013	Kinder Morgan	American Petroleum Tankers and State Class Tankers	8.4x

November 27, 2012	Kirby Corporation	Penn Maritime Inc. and Maritime Investments	7.8x

October 11, 2012	International Shipholding Corp.	U.S. United Ocean Services	3.2x

October 18, 2010	Platinum Equity	American Commercial	6.7x
Lines

July 29, 2009	Overseas Shipholding Group	OSG America LP	5.3x

July 24, 2007	Hornbeck Offshore Services	Nabors Industries Ltd., Sea Mar Fleet	3.5x

September 25, 2006	Overseas Shipholding Group	Maritrans Inc.	10.3x

March 16, 2005	Seacor Holdings Inc.	Seabulk International Inc.	10.3x

May 23, 2004	Castle Harlan	Horizon Lines LLC	7.7x

January 24, 2002	Ingram Barge Company	Midland Enterprises Inc.	8.2x

While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s operations. In addition, Goldman Sachs calculated, based on publicly available information and information provided to Goldman Sachs by the Company, that the EV/LTM EBITDA Multiple represented by the transaction to acquire Horizon for $0.72 in cash per share of Horizon common stock was 6.8x.

Adding the following disclosure at the end of the third sentence of the last paragraph on page 59 of the Proxy Statement as follows:

The management-prepared projections used by Goldman were finalized in November 2014.

Adding the following disclosure at the end of the second sentence of the first paragraph on page 59 of the Proxy Statement as follows:

, which represents fees payable under the April 2013 engagement letter as discussed under “The Merger—Background of the Merger”.

Amending and restating in its entirety the second sentence of the second paragraph on page 59 of the Proxy Statement as follows:

The engagement letter between the Company and Goldman Sachs provides for a transaction fee in respect of the transactions contemplated by the merger agreement that is estimated, based on the Company’s indebtedness as of September 21, 2014, and otherwise based on information available as of the date of the announcement, to be approximately $8 million (1.3% of the aggregate consideration paid for the transactions contemplated by the merger agreement), all of which becomes payable upon consummation of the transactions contemplated by the merger agreement.

Adding the following tables before the table on page 61 of the Proxy as follows:

($ in Millions)	Projections
	2015	2016	2017	2018	2019	2020
Cash Flows
Free Cash Flow	$(2)	$18	$36	$45	$53	$47
Adjusted Free Cash Flow	27	26	40	49	57	51
Capital Expenditures, Net	(22)	(15)	(6)	(3)	(4)	(5)
Dry-Expenditures	(6)	(9)	(11)	(5)	(2)	(5)
Cash Interest	(28)	(16)	(14)	(12)	(9)	(6)

Balance Sheet
Cash	$11	$12	$18	$27	$37	$46
Funded Debt	228	212	182	145	102	64
Net Debt	217	200	164	118	65	18
Net Debt to Adjusted EBITDA Ratio	2.6x	2.9x	2.2x	1.6x	0.8x	0.2x
NPV of MEPA Liabilities	41	38	36	33	30	27
Net Debt Including NPV of MEPA Liabilities (1)	258	238	200	151	95	45
Net Debt Including NPV of MEPA liabilities to Adjusted EBITDA Ratio	3.1x	3.4x	2.6x	2.0x	1.2x	0.6x

(1)	Differences from the numbers included in the table on page 61 of the Proxy are the result of rounding.

($ in Millions)	Projections
	2015	2016	2017	2018	2019	2020
Free Cash Flows
Adjusted EBITDA	$83	$69	$76	$74	$80	$76
Capital Expenditures, Net	(22)	(15)	(6)	(3)	(4)	(5)
Dry-Dock Expenditures	(6)	(9)	(11)	(5)	(2)	(5)
Cash interest	(28)	(16)	(14)	(12)	(9)	(6)
Change In Working Capital	—	(1)	(1)	(3)	1	(1)
Cash Taxes	—	(2)	(3)	(3)	(9)	(9)
PR Shutdown	(24)	(4)	(4)	(4)	(4)	(4)
Legal Settlements	(5)	(4)	—	—	—	—

Free cash flow	(2)	(18)	36	45	53	47
PR Shutdown	24	4	4	4	4	4
Legal Settlements	5	4	—	—	—	—

Adjusted Free cash flow	$27	$26	$40	$49	$57	$51

Amending and restating in its entirety the second paragraph of the section entitled “Effects of Termination; Termination Fee and Expense Reimbursement” on page 89 of the Proxy Statement as follows:

However, the Company is obligated to pay Parent a termination fee of $9,500,000 and reimburse Parent for all of its out-of-pocket expenses incurred in connection with the merger under the following circumstances:

SAFE HARBOR STATEMENT/FORWARD LOOKING STATEMENTS

This Proxy Statement may contain predictions, estimates and other information that constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could,” “should,” “may,” and similar expressions or phrases identify forward-looking statements. These statements include, but are not limited to, any statement about the expected timing, completion and effects of the proposed merger between the Company and Matson or the proposed sale of the Company’s Hawaii business to The Pasha Group.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to defer from expected results include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the agreements with Matson or The Pasha Group; the risk that our stockholders may not adopt the merger agreement; the risk that the necessary regulatory approvals for the merger or the sale of the Hawaii business may not be obtained or may be obtained subject to conditions that are not anticipated; risks that either Matson or The Pasha Group may not have sufficient funds to consummate their respective transactions with us; risks that our business may suffer as a result of uncertainties surrounding the proposed transactions; litigation or other legal proceedings relating to the proposed transactions or our plans; unexpected costs, charges or expenses resulting from the proposed transactions; response by activist shareholders to the proposed transactions; risks related to the disruption of management time from ongoing business operations due to the proposed transactions; the effect of the announcement of the proposed transactions and our plans, including impact on the Company’s relationships with customers, suppliers, regulators, and employees; other risks to the consummation of the transaction, including the risk that the transactions will not be consummated within the expected time period or at all; operational and other complications that may arise affecting the implementation of our plans and business objectives; unfavorable economic conditions in the markets we serve; changes in laws or regulations; and other risks and uncertainties described in the section entitled “Risk Factors” in our Form 10-K for the fiscal year ended December 22, 2013, as filed with the SEC on March 21, 2014.

The factors described above are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences or effects. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, even if experience or future developments make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Additional Information and Where to Find It

In connection with the merger, the Company has filed the Proxy Statement with the SEC mailed it to its stockholders. Company stockholders are urged to read the preliminary proxy statement and the Proxy Statement because they contain, or will contain, important information about the Company, Matson, the proposed merger with Matson and related matters. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER. The Proxy Statement and other relevant materials relating to the proposed merger, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.horizonlines.com) or by writing to our Secretary at 2550 West Tyvola Road, Coliseum 3, Suite 530, Charlotte, NC 28217.